EXHIBIT 99.1

WageWorks Reports First Quarter 2015 Financial Results

  Total revenue of $85.3 million, a 36 percent increase year-over-year
  First quarter 2015 GAAP net income of $5.6 million or $0.15 per diluted share. Non-GAAP net income per diluted share of $0.29
  First quarter 2015 non-GAAP adjusted EBITDA of $22.0 million, a 21 percent increase year-over-year

SAN MATEO, Calif., May 5, 2015 (GLOBE NEWSWIRE) -- WageWorks, Inc. (the "Company") (NYSE: WAGE), a leader in administering Consumer-Directed Benefits (CDBs), which empower employees to save money on taxes while also providing corporate tax advantages for employers, today announced the Company's financial results for its first quarter ended March 31, 2015.

"We started 2015 on a strong note, and I am very pleased with our first quarter results which demonstrate that we are executing and capitalizing on our expanding market opportunity. This year's selling season is off to a solid start, and we are continuing to expand our reach through multiple avenues for growth, including channel partnerships, private and public exchanges, and sales of our full product portfolio across our growing client base. Our performance is a testament to the increasing demand for Consumer-Directed Benefits, but also to the depth and breadth of our solutions and our success diversifying our business," said Joe Jackson, Chief Executive Officer of WageWorks.

For the first quarter, WageWorks reported total revenue of $85.3 million, compared to $62.6 million for the first quarter of 2014, an increase of 36 percent. Healthcare revenue was $47.3 million, compared to $40.0 million for the first quarter of 2014, an increase of 18 percent. Commuter revenue was $15.9 million, compared to $16.0 million for the first quarter of 2014. COBRA revenue was $12.6 million, compared to $4.0 million for the first quarter of 2014, an increase of 211 percent. Other revenue was $9.5 million, compared to $2.6 million for the first quarter of 2014, an increase of 273 percent.

GAAP operating income was $9.7 million for the first quarter of 2015, compared to GAAP operating income of $10.9 million for the first quarter of 2014. On a non-GAAP basis, first quarter of 2015 operating income was $18.0 million, compared to non-GAAP operating income of $15.2 million for the first quarter of 2014.

GAAP net income was $5.6 million, or $0.15 per diluted share, for the first quarter of 2015, compared to GAAP net income of $6.4 million, or $0.18 per diluted share, for the first quarter of 2014.

On a non-GAAP net income basis, first quarter of 2015 net income was $10.5 million, or $0.29 per diluted share, compared to non-GAAP net income of $9.0 million, or $0.25 per diluted share, for the first quarter of 2014. Non-GAAP net income for the first quarter of 2014 and 2015 excludes expenses related to stock-based compensation, amortization of acquired intangibles, contingent consideration expense and the related tax impact of these items.

Non-GAAP adjusted EBITDA was $22.0 million for the first quarter of 2015, a 21 percent increase compared to non-GAAP adjusted EBITDA of $18.1 million for the first quarter of 2014.

The reconciliation of the non-GAAP measures to the comparable GAAP measures for the first quarter 2015 and 2014 is detailed in the tables provided in this press release.

As of March 31, 2015, WageWorks had cash and cash equivalents totaling $451.8 million. This compares to cash and cash equivalents totaling $413.3 million as of December 31, 2014.

The Company's Conference Call Information

WageWorks will host a conference call today, May 5, 2015, at 5:00 p.m. ET to discuss the Company's first quarter ended March 31, 2015 financial results and business outlook.

The live webcast of the conference call can be accessed under "Investor Relations" section of the Company's website at www.wageworks.com. Those wishing to participate in the live call should dial 877-415-3184 (toll-free) or 857-244-7327, and enter pass code 75825566. Following the call, an archived webcast will be available in the "Investor Relations" section of the Company's website at www.wageworks.com. A telephone replay will be available for one week at 888-286-8010 (toll-free) or 617-801-6888 using the pass code 52624654.

Non-GAAP Financial Information

To supplement the Company's financial statements presented on a GAAP basis, the Company provides non-GAAP financial measure of net income, operating income, adjusted EBITDA and diluted earnings per share. By providing information about both the overall GAAP financial performance and the non-GAAP measures that focus on what management believes to be its ongoing business operations, the Company believes that the additional information enhances investors' overall understanding of the Company's business. The Company's management believes it is useful for itself and investors to review, as applicable, both GAAP information that includes stock-based compensation, amortization of acquired intangibles, contingent consideration gain and expense and the related tax impact of all of these items on the provision for income taxes, and the non-GAAP measures that exclude such information in order to assess the performance of the Company's business for planning and forecasting in subsequent periods. The Company's management does not itself, nor does it suggest that investors should consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Whenever the Company uses such a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed above. Investors are also encouraged to review the Company's GAAP financial statements as reported in its SEC filings.

Forward-Looking Statements

Statements in the press release and certain matters to be discussed on the first quarter conference call regarding WageWorks, Inc., which are not historical facts, are "forward- looking statements" within the meaning the Private Securities Litigation Reform Act of 1995. These forward looking statements may be identified by terms such as believe, expect, will, provide, should and the negative of these terms or other similar expressions. These statements, including statements relating to continuing to provide value to our employer clients and their employees through our consumer-directed benefits solutions, our acquisition of new employer clients, our retention of existing employer clients, the expected benefits of our channel partnerships, the demand for our consumer-directed benefits solutions, the industry trends regarding consumer-directed health plans and exchange opportunities, the expected benefits of the carryover provision, the expected benefits of our investments and the potential impact on our future operating results are based on current expectations and assumptions that are subject to risks and uncertainties. Our actual results could differ materially from those we anticipate as a result of various factors, including the continued availability of tax-advantaged consumer-directed benefits to employers and employees, our ability to successfully identify, acquire and integrate additional portfolio purchases or acquisition targets, our ability to raise awareness among employers and employees about the advantages of adopting and participating in consumer-directed benefits programs, our ability to acquire and retain new employer clients and to cross-sell our products to existing employer clients, our ability to identify and execute on channel partner and exchange opportunities, the participation of employees in our employer clients' consumer-directed benefits programs and whether the carryover provision will have any impact thereon, our ability to compete effectively with current and future competitors, our ability to provide high quality service in a cost efficient manner, our ability to successfully partner with private exchanges, and our ability to enhance our product functionality. For a discussion of these and other related risks, please refer to "Risk Factors" in our most recent report on Form 10-Q, which is available on the SEC's website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management's beliefs and assumptions only as of the date made and we disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise. You should review our SEC filings carefully and with the understanding that our actual future results may be materially different from what we expect.

About WageWorks

WageWorks (NYSE: WAGE) is a leader in administering Consumer-Directed Benefits (CDBs), which empower employees to save money on taxes while also providing corporate tax advantages for employers. WageWorks is solely dedicated to administering CDBs, including pre-tax spending accounts, such as health and dependent care Flexible Spending Accounts (FSAs), Health Savings Accounts (HSAs), Health Reimbursement Arrangements (HRAs), as well as Commuter Benefit Services, including transit and parking programs, wellness programs, COBRA, and other employee benefits. WageWorks makes it easier to understand and take advantage of Consumer-Directed Benefits for approximately 45,000 employers and over 4 million people. WageWorks is headquartered in San Mateo, California, with offices in major locations throughout the United States. For more information, visit www.wageworks.com.

WAGEWORKS, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2014	2015
	(unaudited)
	(in thousands, except per share amounts)
Revenues:
Healthcare	$ 39,984	$ 47,289
Commuter	16,043	15,897
COBRA	4,038	12,570
Other	2,555	9,540
Total revenues	62,620	85,296

Operating expenses:
Cost of revenues (excluding amortization of internal use software)	22,797	32,071
Technology and development	5,199	10,585
Sales and marketing	9,367	13,131
General and administrative	9,932	13,565
Amortization and change in contingent consideration	4,420	6,279
Total operating expenses	51,715	75,631
Income from operations	10,905	9,665
Other income (expenses):
Interest income	1	2
Interest expense	(257)	(575)
Other income	13	66
Income before income taxes	10,662	9,158
Income tax provision	(4,218)	(3,519)
Net income	$ 6,444	$ 5,639

Basic net income per share	$ 0.19	$ 0.16
Diluted net income per share	$ 0.18	$ 0.15

Shares used in basic net income per share calculations	34,831	35,555
Shares used in diluted net income per share calculations	36,303	36,668

STOCK-BASED COMPENSATION EXPENSE
Total stock-based compensation expense included in the Consolidated Statements of Income is as follows:

	Three Months Ended March 31,
	2014	2015
	(unaudited)
Cost of revenues	$ 232	$ 801
Technology and development	208	48
Sales and marketing	329	664
General and administrative	1,269	2,923
	$ 2,038	$ 4,436

WAGEWORKS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2014	March 31, 2015
	(unaudited)
	(in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$ 413,301	$ 451,842
Restricted cash, current portion	332	332
Accounts receivable, less allowance for doubtful accounts of $767 and $820 at December 31, 2014 and March 31, 2015, respectively	54,453	62,597
Deferred tax assets - current	11,006	11,006
Prepaid expenses and other current assets	14,215	17,290
Total current assets	493,307	543,067
Property and equipment, net	39,137	41,480
Goodwill	157,109	157,109
Acquired intangible assets, net	94,776	94,144
Deferred tax assets	699	699
Other assets	9,687	6,344
Total assets	$ 794,715	$ 842,843

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 54,285	$ 49,501
Customer obligations	362,451	399,725
Short-term contingent payment	3,180	3,940
Other current liabilities	11,924	11,444
Total current liabilities	431,840	464,610
Long-term debt	79,219	79,256
Long-term contingent payment, net of current portion	695	--
Other non-current liabilities	3,537	3,681
Total liabilities	515,291	547,547
Stockholders' equity:
Common stock, $0.001 par value. Authorized 1,000,000 shares; issued 35,479 shares at December 31, 2014 and 35,725 shares at March 31, 2015	36	36
Additional paid-in capital	303,568	313,801
Accumulated deficit	(24,180)	(18,541)
Total stockholders' equity	279,424	295,296
Total liabilities and stockholders' equity	$ 794,715	$ 842,843

WAGEWORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2014	2015
	(unaudited)
	(in thousands)
Cash flows from operating activities:
Net income	$ 6,444	$ 5,639
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	777	1,554
Amortization and change in contingent consideration	4,420	6,279
Stock-based compensation	2,038	4,436
Loss on disposal of fixed assets	--	4
Provision for doubtful accounts	94	44
Deferred taxes	3,284	2,120
Excess tax benefit from the exercise of stock options	(4,213)	(3,519)
Changes in operating assets and liabilities:
Accounts receivable	(18,492)	(8,188)
Prepaid expenses and other current assets	258	(2,791)
Other assets	(2,376)	200
Accounts payable and accrued expenses	(8,734)	(5,835)
Customer obligations	6,282	37,274
Other liabilities	(577)	813
Net cash provided by (used in) operating activities	(10,795)	38,030
Cash flows from investing activities:
Purchases of property and equipment	(3,233)	(5,972)
Net cash used in investing activities	(3,233)	(5,972)
Cash flows from financing activities:
Proceeds from exercise of common stock	2,495	2,366
Proceeds from issuance of common stock (Employee Stock Purchase Plan)	702	598
Excess tax benefit from the exercise of stock options	4,213	3,519
Net cash provided by financing activities	7,410	6,483
Net increase (decrease) in cash and cash equivalents	(6,618)	38,541
Cash and cash equivalents at beginning of period	359,958	413,301
Cash and cash equivalents at end of period	$ 353,340	$ 451,842

GAAP to Non-GAAP Reconciliations
(In millions, except per share data)
(unaudited)

The following tables detail the reconciliation of GAAP financial measures to non-GAAP financial measures included in this release:

Operating income:
	Three Months Ended March 31,
	2014	2015

GAAP income from operations	$ 10.9	$ 9.7
Stock-based compensation expense	2.0	4.4
Amortization of acquired intangibles	2.2	3.8
Contingent consideration expense	0.1	0.1
Non-GAAP income from operations	$ 15.2	$ 18.0
Non-GAAP income from operations as a percentage of total revenue	24.3%	21.1%

Net income:
	Three Months Ended March 31,
	2014	2015

GAAP net income	$ 6.4	$ 5.6
Stock-based compensation expense	2.0	4.4
Amortization of acquired intangibles	2.2	3.8
Contingent consideration expense	0.1	0.1
Tax effect of above adjustments *	(1.8)	(3.4)
Non-GAAP net income	$ 9.0	$ 10.5

Weighted average shares outstanding used in computing GAAP and Non- GAAP per share amounts (diluted)	36.3	36.7

Non-GAAP diluted net income per share	$ 0.25	$ 0.29

* Tax effect adjustment assumes a 40% tax rate

Reconciliation of GAAP net income to Non-GAAP Adjusted EBITDA:
	Three Months Ended March 31,
	2014	2015
GAAP net income	$ 6.4	$ 5.6
Interest income	(0.0)	(0.0)
Interest expense	0.3	0.6
Income tax provision	4.2	3.5
Depreciation	0.8	1.6
Amortization and change in contingent consideration	4.4	6.3
Stock-based compensation expense	2.0	4.4
Adjusted EBITDA	$ 18.1	$ 22.0

CONTACT: Investor Contact:
         Staci Mortenson
         ICR
         203-682-8273
         Staci.mortenson@icrinc.com

         Media Contact:
         Britta Meyer
         WageWorks, Inc.
         650-577-5208
         Britta.Meyer@wageworks.com